Exhibit 99.1

Ziyang Ceramics Reports Financial Results for the First Quarter Ended March 31, 2012

Zhucheng, China--(5/16/2012) – Ziyang Ceramics Corporation (OTC.BB:ZYCI), a leading manufacturer of high quality interior porcelain tiles in China, announced today its financial results for the first quarter  ended March 31, 2012.

•	First quarter 2012 revenue climbs to $11.4 million, up 52.5% from revenue of $7.5 million recorded in the first quarter of 2011

•	First quarter 2012 operating income reaches $3.8 million, up 81.6% from $2.1 million recorded in the first quarter of 2011

•	First quarter 2012 net income reaches $3.2 million or $0.42 per share on 7.5 million basic and diluted shares outstanding

Financial Highlights

For the first quarter of 2012, total revenues reached $11.4 million, up 52.5% from $7.5 million recorded in the first quarter of 2011. The increase in revenue was primarily driven by an increase in sales from of our new line of interior porcelain wall tiles launched in August of 2011 coupled with an increase in sales from our higher priced premium polycrystalline porcelain floor tiles. Gross profit in the first quarter of 2012 increased to $4.3 million, up by 63.3% from $2.6 million achieved in the first quarter of 2011. Gross profit margin increased to 37.8% in the first quarter of 2012, compared to 35.3% in the same period of 2011 primarily due to the increased sales of the higher margin premium polycrystalline floor tiles.

Total operating expenses for the first quarter of 2012 decreased to $465,000, down 11.1% from $523,000 recorded in the same period in 2011. The decrease in operating expenses is largely due to a reduction in retirement insurance expenses and real estate tax expense, partially offset by an increase in employee welfare expenses.

For the first quarter of 2012, net income rose to $3.2 million, up 82.1% from net income of $1.7 million recorded in the first quarter of 2011. Net margin in the first quarter of 2012 also increased to 27.7% from 23.2% recorded in the same period in 2011. In the first quarter of 2012 we achieved earnings per basic and diluted share of $0.42 on 7.5 million weighted average shares outstanding. This compares to earnings of $2.94 per basic and diluted share on 590,033 weighted average shares outstanding. The increase in the number of common shares outstanding in the first quarter of 2012 is a result of the full conversion in January 2012 of two outstanding promissory notes for a total of 8.9 million common shares. The two promissory notes were issued in connection with our acquisition of Ziyang Ceramic Company. As of the date of this release we have 10 million shares outstanding with no additional convertible securities outstanding, excluding those covered under existing company stock option and incentive plans.

At March 31, 2012, total cash was $9.2 million, an increase of 56.9% from $5.9 million in total cash at December 31, 2011. Current assets were $15.9 million at March 31, 2012 compared to current assets of $14.1 million at December 31, 2011. Total shareholder equity increased to $24.9 million, up 14.5% compared to shareholder equity of $21.7 million at December 31, 2011.

Commenting on the financial results for the first quarter of 2012, Mr. Lingbo Chi, CEO of Ziyang Ceramics, stated, "We are extremely pleased with our achievements in this quarter as we set the stage for the remainder of 2012. Our new products and higher end tile offerings are beginning to pay dividends for us as we increase sales margins and our bottom line results. We continue to grow our distribution base and expand our product offerings as we build for our future growth. We are confident that we have the right team and are in the right position to deliver strong top and bottom line growth throughout 2012. We look forward to building our company into one of the leading tile manufacturers in China as we look to maximize the value of our company for the benefit of our stockholders."

About Ziyang Ceramics Corporation

Ziyang Ceramics Corporation, headquartered in Zhucheng city of Shandong Province in China, manufactures porcelain tiles used for interior residential and commercial applications and sells through a distribution network of more than 150 distributors across 10 provinces, concentrating on major second and third tier cities located primarily in Eastern and Central China. For more information about Ziyang Ceramics Corporation, please visit: www.ziyangcorp.com.

Safe Harbor Statement

Ziyang Ceramics Corporation is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding the growth of our sales and distribution network and our expectations regarding new product development, revenues and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:

Ziyang Ceramics Corporation
U.S. Representative
Pearl Group Advisors
Dore Perler
Tel:(954) 232-5363
Email: Dore@PearlGroupAdvisors.com